EXHIBIT 99.1


                     TRANSNET REPORTS THIRD QUARTER RESULTS

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500


BRANCHBURG, NEW JERSEY, May 13, 2004 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, announced today that for the third quarter of fiscal 2004 ended March 31, 2004, it reported a loss of $444,830, or $0.09 per diluted share, on revenue of $6,855,853, compared to net loss for the third quarter of fiscal 2003 of $450,029, or $0.09 per share, on revenue of $7,596,887.

For the nine months ended March 31, 2004, the Corporation reported a loss of $410,497, or $0.08 per diluted share. This compares to a net loss of $603,018, or $0.12 per share, for the first nine months of fiscal 2003. Revenue for the nine months was $23,876,775 in fiscal 2004 compared to $25,062,940 for the same period last year.

Steven J. Wilk, president said "The March quarter is our most challenging quarter. The quarter's results are negatively impacted by the fact that most of our educational clients do not begin to spend on their IT infrastructure until the June and September quarters to time installations for the next year of classes. This holds true for all levels of education from elementary through higher learning. With an eye to the future, however, we are pleased with our receipt of awards, specifically the receipt in recent weeks of over $2,000,000 in contracts for infrastructure development in several school districts. These projects commence in the June quarter. We are further gratified by our significantly higher amount of outstanding bids and quotes in the education marketplace compared to this time last year. In addition, we are expanding our educations sales areas to include Philadelphia and eastern Pennsylvania, as well as New York City. With respect to corporate clients, over the last few years we have observed that their respective first quarters are often used to plan purchases for the remainder of the fiscal year, resulting in a slower flow of purchases during the March quarter.

"We continue to invest in new technologies. We are confident that IP Telephony, and the convergence of voice, video and data are new areas of profit opportunities for our company. We have recently been awarded contracts for these areas that represent significantly higher profit margins than in our traditional core businesses. We look forward with great optimism to the opportunities these new technologies present to us for the near future.

"June 2004 marks TransNet's 35th anniversary in business. TransNet's 35-year success is based on our ability to be the first to recognize new opportunities in technology and capitalize on these areas to enhance shareholder value. We look forward to continuing as a leader in IP Telephony and convergence. As we modify our business model, we are pleased to extend to our shareholders a $.07 per share special dividend, payable on June 1, 2004. We look forward to the possibility of additional special dividends in the future."

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in


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the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               - tables attached -

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   (unaudited)

                                                                        Three Months Ended March 31,
                                                                        2004                     2003
                                                                  ----------------------------------------
Revenues                                                          $        6,855,853      $      7,596,887

Pre-Tax Earnings                                                            (444,830)             (450,029)

Provision for Income Tax                                                          --                    --

Earnings                                                                    (444,830)             (450,029)

Basic Net (Loss) Per Common Share                                              (0.09)                (0.09)

Diluted Net (Loss) I Per Common Share                                          (0.09)                (0.09)

Weighted Average Common Shares Outstanding: Basic                          4,774,804             4,774,804

Weighted Average Common Shares Outstanding: Diluted                        4,948,671             4,841,841


                                                                          Nine Months Ended March 31,
                                                                        2004                     2003
                                                                  ----------------------------------------
Revenues                                                          $       23,876,775      $     25,062,940

Pre-Tax Earnings                                                            (410,497)             (603,018)

Provision for Income Tax                                                          --                    --

Earnings                                                                    (410,497)             (603,018)

Basic Net (Loss) Per Common Share                                              (0.09)                (0.13)

Diluted Net (Loss) Per Common Share                                            (0.08)                (0.12)

Weighted Average Common Shares Outstanding: Basic                          4,774,804             4,774,804

Weighted Average Common Shares Outstanding: Diluted                        4,923,646             4,841,841


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